EXHIBIT 99.1

November 18, 2021

Tofutti Press Release

Company Contact:	Steve Kass
Chief Executive/Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI Announces Adjournment of Annual Meeting of Shareholders to December 16, 2021

Cranford, New Jersey — November 18, 2021 — TOFUTTI BRANDS INC. (OTCQB Symbol: TOFB) today convened and then adjourned the 2021 Annual Meeting of Shareholders (the “Annual Meeting”) without transacting any other business. The Annual Meeting was adjourned to be held Thursday, December 16, 2021 at 10:00 a.m. Eastern Time, at the Homewood Suites, 2 Jackson Drive, Cranford, New Jersey 07016. The Homewood Suites is located off Exit 136 of the Garden State Parkway (telephone no. 908-709-1980).. The adjournment provides the Company with additional time to solicit proxies from its shareholders to achieve a quorum at the Annual Meeting.

The transaction of business at the Annual Meeting requires a quorum of more than one-half of the outstanding shares of the Company entitled to vote, represented in person or by proxy. Based on a determination by the inspector of election, there was no quorum present at the Annual Meeting. In addition, the Company’s Chief Executive Officer was unable to attend the meeting for a medical reason.

The record date for the adjourned Annual Meeting remains the close of business on October 7, 2021. Shareholders who have already voted do not need to recast their votes unless they wish to change their votes. Proxies previously submitted will be voted at the reconvened meeting unless properly revoked. Shareholders who have not already voted or wish to change their vote are encouraged to do so promptly using the instructions provided in their voting instruction form or proxy card.

About Tofutti Brands Inc. Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of plant-based products. The Company sells more than 35 milk-free foods including cheese products, frozen desserts and prepared frozen dishes. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than 15 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy or wish to maintain a kosher or vegan diet. Tofutti’s product line includes plant-based ice cream pints, cones, Tofutti Cutie® sandwiches and novelty bars. Tofutti also sells a prepared food entrée, Mintz’s Blintzes®, made with Tofutti’s milk-free cheeses such as Better Than Cream Cheese® and Sour Supreme®. For more information, visit www.tofutti.com.

Forward-Looking Statements. Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to the impact of COVID-19 on the economy and our operations, business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.